Exhibit 99.1

VIASPACE ANNOUNCES FIRST QUARTER FINANCIAL RESULTS

PASADENA, CA — May 15, 2007—VIASPACE Inc. (OTCBB: VSPC), a company that transforms proven space and defense technologies from NASA and the Department of Defense into hardware and software solutions, announced today financial results for the quarter ended March 31, 2007.

Revenue for the first quarter of 2007 was $239,000, as compared with $113,000 in the same quarter of 2006, an increase of $126,000. Gross profit for the first quarter of 2007 was $36,000 compared with $8,000 for the comparable quarter of 2006.

Operating expenses for the first quarter of 2007 was $2,057,000 compared to $1,423,000 in the same quarter of 2006. Included in operating expenses for the first quarter of 2007 was $673,000 of stock and warrant compensation expense compared with $378,000 for the same period in 2006. First quarter of 2007 operating expenses included $391,000 in research and development expense and $1,666,000 in selling, general and administrative expense. In the first quarter of 2006, there was $182,000 in research and development expense and $1,241,000 in selling, general and administrative expense. Loss from operations for the first quarter of 2007 was $2,021,000 compared to $1,415,000 in the same quarter of 2006.

Other income/expense including minority interest in consolidated subsidiaries was a loss of $1,891,000 for the first quarter of 2007 compared to income of $19,000 for the same period in 2006. The first quarter of 2007 included non-cash expenses, net, of $2,070,000 representing adjustments related to the derivative nature and restructuring of convertible debentures during the quarter. The convertible debenture transaction was restructured on March 8, 2007 whereby the existing convertible debentures were converted to common stock and additional cash proceeds of $910,800 were received. As a result of the restructuring, the Company recorded an increase to stockholders’ equity of approximately $8,078,000 during the first quarter of 2007. Please see the Company’s Form 10-Q filed on May 15, 2007 for more detailed information.

Net loss on a generally accepted accounting principles (GAAP) basis was $3,919,000 for the first quarter of 2007, compared to net loss of $1,387,000 for the same quarter of 2006. The Company’s loss per basic and fully diluted share was $.01 during the first quarter of 2007 and less than $0.01 in the fourth quarter of 2006.

The Company’s non-GAAP net loss for the first quarter of 2007 was $1,176,000 compared with a non-GAAP net loss of $1,009,000 in the first quarter of 2006. The Company’s non-GAAP net loss for the first quarter of 2007 excludes $673,000 of stock and warrant compensation expense and $2,070,000 of non-cash expenses related to the derivative nature and restructuring of convertible debentures. The Company’s non-GAAP net loss for the first quarter of 2006 excludes $378,000 of stock and warrant compensation expense.

Commenting on first quarter results, Dr. Carl Kukkonen, CEO of VIASPACE said, “We believe that the restructuring of the convertible debenture completed in March 2007 into common stock is favorable to the Company as it removes debt from our balance sheet and converts it to stockholders’ equity.”

About VIASPACE: Originally founded in 1998 with the objective of transforming proven space and defense technologies from NASA and the Department of Defense into hardware and software solutions that solve today’s complex problems, VIASPACE benefits from important patent and software licenses from Caltech, which manages NASA’s Jet Propulsion Laboratory. For more information, please visit our website at www.VIASPACE.com

Investor Relations contact:
Dr. Jan Vandersande, Director of Communications
800-517-8050
IR@VIASPACE.com

Press contact:
Dr. Carl Kukkonen, CEO
626-768-3360
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This news release includes forward-looking statements intended to qualify for the safe harbor from liability established by the Private Securities Litigation Reform Act of 1995. These forward-looking statements relate to future events or our future performance and involve known and unknown risks, uncertainties and other factors that may cause our actual results, levels of activity, performance or achievements to be materially different from any future results, levels of activity, performance or achievements expressed or implied by these forward-looking statements. Such factors include the risks outlined in our periodic filings with the U.S. Securities and Exchange Commission, including our Annual Report on Form 10-KSB for the fiscal year ended December 31, 2006, as well as general economic and business conditions, the ability to acquire and develop specific projects and technologies, the ability to fund operations, changes in consumer and business consumption habits, and other factors over which VIASPACE has little or no control.

This release includes non-GAAP net loss. This non-GAAP measure is not in accordance with, or an alternative for measures prepared in accordance with, generally accepted accounting principles and may be different from non-GAAP measures used by other companies. In addition, these non-GAAP measures are not based on any comprehensive set of accounting rules or principles. The Company believes that non-GAAP measures have limitations in that they do not reflect all of the amounts associated with results of operations as determined in accordance with GAAP and that these measures should only be used to evaluate the Company’s results of operations in conjunction with the corresponding GAAP measures. The Company believes that the presentation of non-GAAP net loss when shown in conjunction with the corresponding GAAP measure provides useful information to investors and management regarding financial and business trends relating to its financial condition and results of operations.